EXHIBIT 99.1

Terra Tech Corp. Reports Financial Results for the Second Quarter of 2017

IRVINE, CA -- August 8, 2017 -- Terra Tech Corp. (OTCQX: TRTC) ("Terra Tech" or the "Company"), a vertically integrated cannabis-focused agriculture company, today announced its second quarter 2017 financial results for the period ended June 30, 2017.

Derek Peterson, Chief Executive Officer of Terra Tech Corp., commented, "We saw a continued strengthening in demand for cannabis products as sales from both our wholesale IVXX brand and our Blüm dispensaries continued to gain traction. Total cannabis segment revenues were $6.0 million in the second quarter of 2017, compared with $3.8 million in the comparable period in the prior year. The second quarter momentum is expected to accelerate in the second half of the year, boosted by adult-use cannabis sales in Nevada, which commenced in July 2017.

“Edible Garden, which produces fresh, locally-grown herbs and lettuces, continues to provide steady cash flow for the business and we are constantly exploring opportunities to maximize its growth potential. To support these efforts, we chose to discontinue its low-margin floral products, which will enable us to focus our resources on more profitable produce lines in the future. To drive growth in this business, we are also currently implementing a new marketing campaign to improve brand recognition among Edible Garden’s ‘healthy living’ consumer base.

“We are pleased with this quarter’s results and believe the market opportunity for dynamic and aggressive companies in the emerging legal cannabis market is evident. Maximizing value for shareholders remains our top priority as we lay the foundation for future growth at Terra Tech, and we are taking steps to improve the Company’s corporate governance to support this. We leave our revenue guidance of $38 - $40 million for 2017 unchanged,” concluded Mr. Peterson.

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Financial Update:

•	Total revenues generated for the second quarter ended June 30, 2017 were $7.8 million, compared to $9.7 million in the same period in 2016. The decrease was attributable to the expiration of Edible Garden’s contract with a grower of floral products. It was partially offset by the cannabis segment, which increased 57.9%, due to increased sales from the Blüm dispensary in Oakland, California, sales from the Company's four Nevada-based Blüm Dispensaries and sales of IVXX cannabis products.

•	Gross profits for the second quarter ended June 30, 2017 were approximately $1.5 million, compared with $1.6 million in the prior year period. Gross margin for the second quarter of 2017 amounted to approximately 19%, compared with a gross margin of approximately 16% for the second quarter of 2016. The improvement in gross margin was due to the expiration of the floral product contract at Edible Garden, and was partially offset by a decline in margins in the cannabis segment as the Nevada dispensaries discounted the cost of the products sold in an effort to gain market share.

•	Selling, general and administrative expenses for the second quarter of 2017 amounted to approximately $6.0 million, compared to approximately $5.4 million for the second quarter of 2016. The increase was partially due to an increase in salaries due to new hires associated with the Blüm dispensaries and an increase in accounting and compliance personnel costs. Other expenses include an increase in depreciation expense due to intangible assets acquired in the acquisition of the Blüm dispensary in Oakland, California. It was partially offset by a decrease in outside consultants' fees in connection with the Nevada business.

•	The Company realized an operating loss of approximately $4.5 million for the second quarter of 2017, compared to an operating loss of approximately $3.8 million for the second quarter of 2016.

•	The net loss attributable to Terra Tech for the quarter ended June 30, 2017 was approximately $0.5 million, or $0.00 per share, compared with a net loss of $4.9 million, or $0.01 per share for the quarter ended June 30, 2016.

•	Stockholders' equity for the second quarter of 2017 amounted to approximately $68.3 million, compared to approximately $52.2 million as of December 31, 2016.

•	Short-term debt as of June 30, 2017 amounted to approximately $576,000, compared with approximately $564,000 as of December 31, 2016. Long term debt decreased from $1.4 million as of December 31, 2016 to $736,000 as of June 30, 2017, due to conversion of debt in the period.

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Business Update:

•	Cannabis Segment Updates:

	o	Expanded its cannabis cultivation capabilities in Northern California with new "Craft Cultivation" model; signed one-year contract with first Craft Cultivator, Panther Gap Farms

	o	San Leandro, California received provisional permits and expect to be fully operational in the fourth quarter 2017.

	o	Cultivation facility in Oakland, California received provisional permits and expect to be fully operational in the fourth quarter 2017.

	o	Subsequent to the quarter end, the Company commenced sales of cannabis for adult-use following the approval of its Dual Use Marijuana business licenses by the State of Nevada Department of Taxation.

•	Edible Garden Updates:

	o	Discontinued low-margin floral product contract, leading to improved margins

	o	Implemented new marketing strategy to improve brand recognition among Edible Garden's core target customer base in the healthy living sector.

Corporate Governance:

o	Michael Vande Vrede, Steven Vande Vrede, and Amy Almsteier, one of the original co-founders of the Company, have resigned from Terra Tech's Board of Directors, effective June 1, 2017. The Company plans to add more independent directors to the Board to enhance its independent oversight by incorporating best practices in corporate governance.

Conference Call

The company will also host a conference call today, Tuesday, August 8, 2017 at 4:30 PM Eastern to discuss its financial results and the outlook for 2017.

Dial-In Number: 1-857-232-0157

Access Code: 422095

For those unable to participate in the live conference call, a replay will be available at http://smallcapvoice.com/blog/trtc

An archived version of the webcast will also be available on the investor relations section of the company's website.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

Tables to Follow

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CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDIITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Total Revenues	$7,842,873	$9,699,909	$14,667,329	$11,248,076
Cost of Goods Sold	6,336,500	8,152,935	12,801,893	9,686,575

Gross Profit	1,506,373	1,546,974	1,865,436	1,561,501

Selling, General and Administrative Expenses	6,029,287	5,364,351	12,415,587	7,291,252

Loss from Operations	(4,522,914)	(3,817,377)	(10,550,151)	(5,729,751)

Other Income (Expense):
Amortization of Debt Discount	(515,654)	(218,126)	(1,126,270)	(312,532)
Loss on Extinguishment of Debt	(1,639,137)	-	(2,678,595)	(920,797)
Loss from Derivatives Issued With Debt Greater Than Debt Carrying Value	-	(488,000)	-	(488,000)
Gain (Loss) on Fair Market Valuation of Derivatives	987,200	(206,000)	2,597,950	(1,366,700)
Interest Expense	(130,510)	(60,565)	(288,343)	(116,560)
Loss on Fair Market Valuation of Contingent Consideration	(77,286)	-	(4,426,047)	-
Gain on Settlement of Contingent Consideration	4,991,571	-	4,991,571	-

Total Other Income (Expense)	3,616,184	(972,691)	(929,734)	(3,204,589)

Loss Before Provision for Income Taxes	(906,730)	(4,790,068)	(11,479,885)	(8,934,340)
Provision for Income Taxes	-	381,000	-	381,000

NET LOSS	(906,730)	(5,171,068)	(11,479,885)	(9,315,340)

Net Loss Attributable to Non-Controlling Interests	452,961	236,830	914,128	255,038

NET LOSS ATTRIBUTABLE TO TERRA TECH CORP.	$(453,769)	$(4,934,238)	$(10,565,757)	$(9,060,302)

Net Loss Per Common Share Attributable to Terra Tech Corp. Common Stockholders - Basic and Diluted	$-	$(0.01)	$(0.02)	$(0.03)

Weighted-Average Number of Common Shares Outstanding - Basic and Diluted	583,096,376	349,893,516	575,249,192	338,187,946

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TERRA TECH CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current Assets:
Cash	$9,131,306	$9,749,572
Accounts Receivable, Net	784,071	747,792
Inventory	3,233,072	1,909,330
Prepaid Expenses	1,238,529	704,721

Total Current Assets	14,386,978	13,111,415

Property, Equipment and Leasehold Improvements, Net	10,581,265	10,464,764
Intangible Assets, Net	22,768,048	23,627,098
Goodwill	28,921,260	28,921,260
Other Assets	221,118	54,193

TOTAL ASSETS	$76,878,669	$76,178,730

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable and Accrued Expenses	$3,526,498	$2,417,400
Derivative Liabilities	3,163,000	6,987,000
Short-Term Debt	575,705	564,324
Income Taxes Payable	615,830	615,830
Contingent Consideration	-	12,085,859

Total Current Liabilities	7,881,033	22,670,413

Long-Term Liabilities:
Long-Term Debt	736,290	1,354,352

Total Long-Term Liabilities	736,290	1,354,352

TOTAL LIABILITIES	8,617,323	24,024,765

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred Stock, Convertible Series A, Par Value $0.001: 100 Shares Authorized as of June 30, 2017 and December 31, 2016; 100 Shares Issued and Outstanding as of June 30, 2017 and December 31, 2016	-	-
Preferred Stock, Convertible Series B, Par Value $0.001: 49,999,900 Shares Authorized as of June 30, 2017 and December 31, 2016; 33,146,112 Shares Issued and Outstanding as of June 30, 2017; 36,825,953 Shares Issued and Outstanding as of December 31, 2016	33,146	36,826
Common Stock, Par Value $0.001: 990,000,000 Shares Authorized as of June 30, 2017 and December 31, 2016; 618,667,265 Shares Issued and Outstanding as of June 30, 2017; 553,863,812 Shares Issued and Outstanding as of December 31, 2016	618,667	553,864
Additional Paid-In Capital	152,354,775	124,915,182
Accumulated Deficit	(83,436,756)	(72,870,999)

Total Terra Tech Corp. Stockholders' Equity	69,569,832	52,634,873
Non-Controlling Interest	(1,308,486)	(480,908)

TOTAL STOCKHOLDERS' EQUITY	68,261,346	52,153,965

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$76,878,669	$76,178,730

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